Exhibit 99.01
GENELABS REPORTS RESULTS FOR THE THIRD QUARTER
AND FIRST NINE MONTHS OF 2008
REDWOOD CITY, Calif. – November 13, 2008 — Genelabs Technologies, Inc. (Nasdaq:GNLB), a biopharmaceutical company focused on the discovery and development of novel compounds for infectious diseases, reported financial results for the third quarter and nine months ended September 30, 2008.
Genelabs reported revenues of $0.3 million and a net loss of $4.9 million, or $0.11 per share, for the third quarter of 2008. This compares to revenues of $4.6 million and a net loss of $0.1 million, or $0.00 per share, for the third quarter of 2007. Revenues for the first nine months of 2008 were $7.4 million, and the net loss was $9.9 million, or $0.23 per share, compared to revenues of $12.9 million and a net loss of $1.0 million, or $0.03 per share, for the first nine months of 2007.
Genelabs had $24.1 million in cash and cash equivalents at September 30, 2008 as compared to $37.6 million at December 31, 2007 and $31.8 million at March 31, 2008.
Genelabs’ revenue decreased in the third quarter and first nine months of 2008 compared to the same periods in 2007 as a result of lower overall contract revenue recorded under our HCV collaborations after we completed our research obligations under the agreements. Operating expenses increased in the 2008 periods primarily due to higher personnel, legal, financial advisory and depreciation expenses. Additionally, during the first quarter of 2007, a gain of $1.2 million was recorded on the disposition of our investment in Genovate Biotechnology Co., Ltd. with no similar transaction occurring in 2008.
About Genelabs Technologies
Genelabs Technologies, Inc. is a biopharmaceutical company engaged in the discovery and development of pharmaceutical products to improve human health. Our primary business objective is to translate research into novel therapeutics for disease areas with significant unmet medical needs. Currently, our product pipeline consists of infectious disease projects focused on HCV infection as well as a late-stage clinical asset for HEV that is being developed by GlaxoSmithKline. For more information, please visit www.genelabs.com.
NOTE ON FORWARD LOOKING STATEMENTS AND RISKS:
This press release contains forward-looking statements regarding Genelabs’ business strategy and our ability to successfully advance our infectious disease pipeline. These statements are based on Genelabs’ current expectations and are subject to uncertainties and risks that could cause actual results to differ materially. Uncertainties and risks include, without limitation, failures or setbacks in our HCV research programs or in our collaboration with GlaxoSmithKline. Please also refer to the Company’s periodic reports filed with the Securities and Exchange Commission. Genelabs does not undertake any obligation to update or revise forward-looking statements in this press release.

Contact:	Frederick Driscoll President and Chief Executive Officer 650-562-1477
-Financials to Follow-

GENELABS TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30,	December 31,
	2008	2007
	(Unaudited)	(Note 1)
Assets
Cash and cash equivalents	$24,091	$37,575
Other current assets	231	2,353
Property and equipment, net	3,278	2,854
Long-term deposit	112	112

	$27,712	$42,894

Liabilities and Shareholders’ Equity

Liabilities, including unearned contract revenue	$3,583	$10,190
Shareholders’ equity	24,129	32,704

	$27,712	$42,894

     Note 1: Derived from audited financial statements

GENELABS TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenue:
Contract	$30	$4,404	$6,727	$12,212
Royalty	270	236	711	718

Total Revenue	300	4,640	7,438	12,930

Operating expenses:
Research and development	3,655	3,335	11,916	11,016
General and administrative	1,647	1,672	5,971	4,990

Total operating expenses	5,302	5,007	17,887	16,006

Operating loss	(5,002)	(367)	(10,449)	(3,076)
Gain on sale of long-term investment	—	—	—	1,189
Interest and other income	124	279	570	876

Net loss	$(4,878)	$(88)	$(9,879)	$(1,011)

Net loss per common share – basic and diluted	$(0.11)	$0.00	$(0.23)	$(0.03)

Weighted average shares outstanding to calculate basic and diluted net loss per common share	43,685	30,186	43,401	29,115